[CIT Logo]                                                          Exhibit 99.2

For Information:  Valerie L. Gerard - Vice President - Investor Relations
                  (973) 422-3284
                        or
                  Yvette K. Rudich - Director - Corporate Communications
                  (973) 597-2095

CIT ANNOUNCES SECOND QUARTER NET INCOME OF $0.65 EPS ON IMPROVED MARGINS AND CREDIT QUALITY FROM PRIOR QUARTER

o     Second quarter net income increases 8% over prior quarter
o     Risk adjusted margin improves
o     Credit performance strengthens
o     Bank lines fully repaid

      NEW YORK, July 24, 2003 - CIT Group Inc. (NYSE: CIT) today reported increased net income of $136.9 million or diluted earnings per share of $0.65, for the second quarter from $127.0 million, or diluted earnings per share of $0.60 for the prior quarter. Return on tangible equity increased to 11.6%.

      "CIT delivered solid results this quarter which reflect improvement in several of our key metrics. Credit quality continues to strengthen, net finance margin and cost of funds improved, and the balance sheet is strong with solid capital and reserve levels," said Albert R. Gamper, Jr. Chairman, President and CEO. "Importantly, we fully repaid our outstanding bank lines during the quarter."

      "Commercial and Specialty Finance continue to make significant contributions to the overall results of the organization while all of the operating groups realized improvements within their businesses. I am very pleased with the progress CIT has made on the game plan which we established last year," concluded Gamper.

Financial Highlights:

Portfolio and Managed Assets

      Total financing and leasing portfolio assets grew to $37.5 billion at June 30, 2003, up from $37.1 billion at March 31, 2003 and $35.7 billion at June 30, 2002. Growth for the quarter included a $410 million rail operating lease portfolio acquisition and new commercial aircraft deliveries in Capital Finance, as well as strong volume in Business Credit (asset based lending), and was partially offset by the approximate $130 million sale of franchise finance receivables from our liquidating portfolio in Equipment Finance.

      Origination volume, excluding factoring, was up 12% and 19% from last quarter and the prior year quarter. Business Credit and Capital Finance drove the improvement from last quarter.

      Managed assets increased slightly to $47.9 billion, up from $47.5 billion last quarter, as securitized receivables remained relatively flat at $10.4 billion. The liquidating portfolios (owner-operator trucking, franchise, manufactured housing, recreational vehicle and inventory finance loans) declined to $1.09 billion from $1.28 billion at March 31, 2003 and $1.73 billion at June 30, 2002. Managed assets were $47.7 billion at June 30, 2002.

Net Finance and Risk Adjusted Margins

      Net finance margin, at 3.80% of average earning assets for the current quarter, increased from 3.63% during the prior quarter. The improvement primarily reflects higher yield-related fees and lower interest expense due to reduced excess liquidity and improved funding rates.

      Risk adjusted margin (net finance margin after provision for credit losses) increased to $238.6 million or 2.67%, from $210.7 million or 2.44% last quarter, due to the aforementioned factors and lower charge-offs.

Credit Quality

      Both owned and managed 60+ day delinquency improved for the third consecutive quarter. Total 60+ day owned delinquency declined to $926 million (3.26% of finance receivables) at June 30, 2003, from $971 million (3.39%) at March 31, 2003 and $1.030 billion (3.69%) at June 30, 2002. The improvement from the prior quarter was principally from reductions in Equipment Finance,
Commercial Finance and Specialty Finance - commercial. Managed 60+ day delinquencies decreased to $1.278 billion (3.20% of managed financial assets) at June 30, 2003 from $1.361 billion (3.38%) at March 31, 2003, and $1.520 billion
(3.74%) at June 30, 2002.

      The level of non-performing assets also declined for the third consecutive quarter. Non-performing assets were $941 million (3.31% of finance receivables), down from $1.006 billion (3.51%) at March 31, 2003 and $1.053 billion (3.77%) at June 30, 2002. The improvement from last quarter was across most business units, with the most notable declines in Specialty Finance - commercial and Business Credit.

      Total charge-offs during the June quarter were $108.4 million (1.51% of average finance receivables), compared to $114.3 million (1.61%) during the prior quarter. The tables that follow detail charge-offs for the current and prior quarters by segment, both in amount and as a percentage of average finance receivables. In addition to total amounts, charge-offs relating to the liquidating and telecommunications portfolios are also presented.

Charge-offs: ($ in millions)                                                      Quarter Ended June 30, 2003
                                                        ----------------------------------------------------------------------------
                                                                                           Before
                                                                 Total               Liquidating/Telecom       Liquidating / Telecom
                                                        ----------------------       --------------------      ---------------------
Specialty Finance - commercial ................         $ 23.9           1.33%       $ 23.9         1.33%       $   --           --%
Equipment Finance .............................           38.6           2.51%         26.1         1.82%         12.5        12.00%
Capital Finance ...............................             --             --            --           --            --           --
Commercial Finance ............................           21.3           0.96%         18.6         0.84%          2.7        76.80%
Structured Finance ............................            8.6           1.18%           --           --           8.6         5.38%
                                                        ------                       ------                     ------
 Total Commercial Segments ....................           92.4           1.40%         68.6         1.09%         23.8         8.74%
Specialty Finance - consumer ..................           16.0           2.62%          9.9         2.43%          6.1         3.01%
                                                        ------                       ------                     ------
 Total ........................................         $108.4           1.51%       $ 78.5         1.17%       $ 29.9         6.28%
                                                        ======                       ======                     ======

Charge-offs: ($ millions)                                                    Quarter Ended March 31, 2003
                                                      ----------------------------------------------------------------------------
                                                                                         Before
                                                               Total               Liquidating/Telecom       Liquidating / Telecom
                                                      ----------------------       --------------------      ---------------------
Specialty Finance - commercial ..............         $ 31.0           1.73%       $ 30.6         1.71%      $  0.4          8.65%
Equipment Finance ...........................           38.1           2.39%         29.7         2.02%         8.4          6.48%
Capital Finance .............................            1.8           0.55%          1.8         0.55%          --            --
Commercial Finance ..........................           16.6           0.80%         16.6         0.80%          --            --
Structured Finance ..........................           13.8           1.90%           --           --         13.8          8.23%
                                                      ------                       ------                    ------
 Total Commercial Segments ..................          101.3           1.55%         78.7         1.27%        22.6          7.48%
Specialty Finance - consumer ................           13.0           2.36%          6.6         1.92%         6.4          3.09%
                                                      ------                       ------                    ------
 Total ......................................         $114.3           1.61%       $ 85.3         1.30%      $ 29.0          5.70%
                                                      ======                       ======                    ======

      Combined telecommunication and liquidating charge-offs were up from last quarter, reflecting higher charge-offs in the Equipment Finance franchise finance portfolio, in part offset by lower write-offs in the telecommunications portfolio. Before liquidating and telecommunication charge-offs, charge-offs were $78.5 million (1.17% of average finance receivables) for the current quarter, down from $85.3 million (1.30%) last quarter. The improvement from last quarter primarily reflects declines in the small ticket commercial portfolios in Specialty Finance, partially offset by higher charge-offs in that segment's home equity portfolio.

      Total reserves for credit losses were $754.9 million (2.66% of finance receivables) at June 30, 2003, compared to $757.0 million (2.64%) at March 31, 2003 and $808.9 million (2.90%) at June 30, 2002. The reserve reduction during the quarter was primarily the result of $11.7 million in telecommunication loan net charge-offs that were applied to the specific telecommunication reserve. At June 30, 2003, the reserve for credit losses, before the telecommunication ($128.1 million) and Argentine reserves ($135.0 million), was $491.8 million (1.78% of finance receivables), versus $482.2 million (1.74%) at March 31, 2003 and $473.9 million (1.75%) at June 30, 2002. Additionally, reserves related to loan impairment (as defined under SFAS 114) included in the above reserve balances totaled approximately $130 million at June 30, 2003, down from $136 million at March 31, 2003 and $207 million at June 30, 2002.

      The total telecommunications portfolio and the portion comprising the competitive local exchange carrier ("CLEC") exposure was $647.9 million and $224.3 million at June 30, 2003, versus $678.7 million and $238.0 million at March 31, 2003. Total telecommunication non-performing accounts were $94.2 million, compared to $85.5 million last quarter, reflecting primarily increased non-accruals in the wireless portfolio. CLEC non-performing accounts were $42.6 million, down from comparative March 31, 2003 balances of $59.0 million. Total specific telecommunication reserves were $128.1 million at June 30, 2003, down from $139.8 million at March 31, 2003, reflecting current quarter net charge-offs.

Other Revenue

      For the quarter, other revenue totaled $217.6 million, down from $235.5 million for the quarter ended March 31, 2003, reflecting lower other income mainly in the Specialty Finance segment and an increase of $7.7 million in losses (to $12.1 million) on venture capital investments. Securitization gains during the current quarter totaled $33.8 million, 14.8% of pretax income, on volume of $1,653 million, compared to $30.7 million, 14.4% of pretax income, on volume of $1,237 million during the prior quarter.

Salaries and General Operating Expenses

      Salaries and general operating expenses were $ 227.4 million for the quarter, down from $233.6 million for the March 2003 quarter. The decrease from last quarter was primarily the result of lower repossession and collection expenses and reduced costs associated with securitization facilities. Salaries and general operating expenses were 1.99% of average managed assets during the quarter, versus 2.08% for the prior quarter. The efficiency ratio for the quarter (salaries and general operating expenses divided by operating margin, excluding provision for credit losses) was 40.8%, as compared to 42.5% in the prior quarter, reflecting lower expenses and improved margins in the current quarter.

      Headcount, of 5,845 at June 30, 2003, was unchanged from March 31, 2003 and down from 5,935 at June 30, 2002.

Results by Business Segment

      Total return on average earning assets was 1.53% for the quarter ended June 30, 2003 versus 1.47% for the prior quarter, reflecting improved performances in the Specialty Finance and Structured Finance segments, as well as the continuation of strong returns in the Commercial

Finance segment. Equipment Finance and Capital Finance returns were comparable to the prior quarter, reflecting dampened profitability in the construction, industrial and aerospace sectors. The details of net income and returns by segment are displayed on pages 11 and 15 of the financial tables.

      The following tables provide individual segment data for the current quarter compared to the first quarter of 2003. ($ in millions)

Specialty Finance

                                                  At or for the Quarter Ended
                                                --------------------------------
                                                June 30, 2003     March 31, 2003
                                                -------------     --------------
Operating margin                                  $   204.4          $  190.5
--------------------------------------------------------------------------------
Income before provision for income tax            $   103.2          $   85.6
--------------------------------------------------------------------------------
New business volume                               $ 2,937.3          $3,073.0
--------------------------------------------------------------------------------

      Specialty Finance operating margin included higher securitization gains and lower charge-offs in the small ticket commercial businesses, in part offset by higher charge-offs in the home equity portfolio. New business volume, while down slightly from the prior quarter, was strong in relation to the prior year for virtually all business lines and included strong home equity volume.

Equipment Finance

                                                    At or for the Quarter Ended
                                                  ------------------------------
                                                  June 30, 2003   March 31, 2003
                                                  -------------   --------------
Operating margin                                       $ 35.8         $ 40.2
--------------------------------------------------------------------------------
Income before provision for income tax                 $ 13.0         $ 17.5
--------------------------------------------------------------------------------
New business volume                                    $857.5         $828.9
--------------------------------------------------------------------------------

      Equipment Finance operating margin reflected improved interest margin, which was offset by reduced securitization gains and a modest loss on the sale of certain franchise finance portfolio loans. New business volume increased primarily in Canada.

Capital Finance

                                                    At or for the Quarter Ended
                                                  ------------------------------
                                                  June 30, 2003   March 31, 2003
                                                  -------------   --------------
Operating margin                                      $ 32.2         $ 28.9
--------------------------------------------------------------------------------
Income before provision for income tax                $ 14.8         $ 12.6
--------------------------------------------------------------------------------
New business volume                                   $453.0         $280.5
--------------------------------------------------------------------------------

      The Capital Finance operating margin and pre-tax income reflected reduced aerospace charge-offs and a modest contribution from the rail portfolio acquired during the second quarter. New business volume was higher reflecting new aircraft deliveries. Of the remaining deliveries for 2003, 6 of the 8 planes have been placed. At June 30, 2003, two commercial aircraft were off lease, down from seven at March 31, 2003.

Commercial Finance

                                                   At or for the Quarter Ended
                                                  ------------------------------
                                                  June 30, 2003   March 31, 2003
                                                  -------------   --------------
Operating margin                                       $131.3         $129.9
--------------------------------------------------------------------------------
Income before provision for income tax                 $ 91.1         $ 88.7
--------------------------------------------------------------------------------
New business volume (including factoring)              $848.6         $328.2
--------------------------------------------------------------------------------

      Commercial Finance operating margin and pre-tax income improved, driven by asset based lending activities. New business volume was also up due primarily to strong asset based lending volume.

Structured Finance

                                                   At or for the Quarter Ended
                                                  ------------------------------
                                                  June 30, 2003   March 31, 2003
                                                  -------------   --------------
Operating margin                                      $ 31.6         $ 28.3
--------------------------------------------------------------------------------
Income before provision for income tax                $ 24.0         $ 20.0
--------------------------------------------------------------------------------
New business volume                                   $141.3         $100.2
--------------------------------------------------------------------------------

      The Structured Finance performance reflected both higher fees and a modest increase in interest margin. New business volume increased most notably in the media portfolio.

Corporate and Other

                                                   At or for the Quarter Ended
                                                  ------------------------------
                                                  June 30, 2003   March 31, 2003
                                                  -------------   --------------
Operating margin                                     $  20.9          $  28.4
--------------------------------------------------------------------------------
Loss before tax benefit                              $ (17.3)         $ (11.9)
--------------------------------------------------------------------------------

      Corporate and Other amounts reflect certain interest and other operating expenses not allocated to business segments. The reduced operating margin reflected additional interest expense retained by corporate, while the higher pre-tax loss was also the result of increased losses on venture capital investments.

Funding and Liquidity

      During the quarter we repaid the remaining $1.3 billion of bank line borrowings outstanding at March 31, 2003, resulting in no drawn bank lines at June 30, 2003. Commercial paper was $4.6 billion, up slightly from $4.5 billion at March 31, 2003. At June 30, 2003, $6.3 billion of committed bank lines were available.

      Term-debt issued during the quarter totaled $1.8 billion, and consisted of a $0.5 billion five-year, fixed-rate global issue, $1.0 billion in variable-rate medium-term notes and $0.3 billion in fixed-rate retail issues. Securitization volume was $1.7 billion compared to $1.2 billion in the prior quarter.

      Cash and cash equivalents were $1.4 billion at June 30, 2003, compared to $2.0 billion at March 31, 2003, as excess liquidity was reduced this quarter. However, the level of cash liquidity remains in excess of historical amounts.

Capitalization and Leverage

      The ratio of tangible equity to managed assets strengthened further to 10.53% as of June 30, 2003, compared to 10.42% as of March 31, 2003 and 9.25% at the end of the prior year quarter. The return on tangible equity was 11.6%, compared to 11.0% for the prior quarter.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EDT). The interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call through 12:00 am (EDT) July 31, 2003, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 1511172, or at the following website: http://ir.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Transitional Report on Form 10-K for the period from October 1, 2002 to December 31, 2002. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                       ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
    For the Three and Six Month Periods Ended June 30, 2003 and June 30, 2002
                  (dollars in millions, except per share data)

                                                    Three Months Ended                                Six Months Ended
                                  -----------------------------------------------------  -------------------------------------------
                                  June 30,  March 31,             June 30,               June 30,                June 30,
                                  2003(1)     2003                2002(1)                2003(1)                 2002(1)
                                  --------  ---------  --------------------------------  --------   --------------------------------
                                                           CIT       TCH   Consolidated               CIT        TCH    Consolidated
Finance income                   $  943.2   $  939.2   $ 1,021.9   $    --   $ 1,021.9   $1,882.4   $ 2,128.6   $    --   $ 2,128.6
Interest expense                    331.1      346.7       370.2        --       370.2      677.8       718.5        --       718.5
                                 --------   --------   -------------------------------   --------   -------------------------------
Net finance income                  612.1      592.5       651.7        --       651.7    1,204.6     1,410.1        --     1,410.1
Depreciation on operating
  lease equipment                   272.9      278.8       295.7        --       295.7      551.7       605.9        --       605.9
                                 --------   --------   -------------------------------   --------   -------------------------------
Net finance margin                  339.2      313.7       356.0        --       356.0      652.9       804.2        --       804.2
Provision for credit losses         100.6      103.0       357.7        --       357.7      203.6       552.7        --       552.7
                                 --------   --------   -------------------------------   --------   -------------------------------
Net finance margin after
  provision for credit losses       238.6      210.7        (1.7)       --        (1.7)     449.3       251.5        --       251.5
Other revenue(2)                    217.6      235.5       246.1        --       246.1      453.1       478.2        --       478.2
                                 --------   --------   -------------------------------   --------   -------------------------------
Operating margin                    456.2      446.2       244.4        --       244.4      902.4       729.7        --       729.7
                                 --------   --------   -------------------------------   --------   -------------------------------
Salaries and general operating
  expenses                          227.4      233.6       230.4       7.5       237.9      461.0       457.3      14.8       472.1
Goodwill impairment                    --         --     1,999.0        --     1,999.0         --     6,511.7        --     6,511.7
Interest expense - TCH                 --         --          --     281.3       281.3         --          --     586.3       586.3
                                 --------   --------   -------------------------------   --------   -------------------------------
Operating expenses                  227.4      233.6     2,229.4     288.8     2,518.2      461.0     6,969.0     601.1     7,570.1
                                 --------   --------   -------------------------------   --------   -------------------------------
Income (loss) before provision
  for income taxes                  228.8      212.6    (1,985.0)   (288.8)   (2,273.8)     441.4    (6,239.3)   (601.1)   (6,840.4)
Provision for income
   taxes                            (89.2)     (82.9)       (5.8)   (115.5)     (121.3)    (172.1)     (104.2)    (67.5)     (171.7)
Minority interest in subsidiary
  trust holding solely
  debentures of the Company,
  after tax                          (2.7)      (2.7)       (2.7)       --        (2.7)      (5.4)       (5.4)       --        (5.4)
                                 --------   --------   -------------------------------   --------   -------------------------------
Net income (loss) (3)            $  136.9   $  127.0   $(1,993.5)  $(404.3)  $(2,397.8)  $  263.9   $(6,348.9)  $(668.6)  $(7,017.5)
                                 ========   ========   ===============================   ========   ===============================

Earnings per share
Basic earnings per share         $   0.65   $   0.60                                     $   1.25
Diluted earnings per share       $   0.65   $   0.60                                     $   1.24
Number of shares -basic
  (thousands)                     211,588    211,573                                      211,581
Number of shares -diluted
  (thousands)                     212,066    211,899                                      211,975

(1) TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda and was the holding company for the acquisition of CIT by Tyco. Prior to the completion of the IPO of CIT on July 8, 2002, the cumulative activity of TCH (net deficit) was offset via a capital contribution from Tyco. The consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002.

                                                                      Three Months Ended                       Six Months Ended
                                                             --------------------------------------         -----------------------
                                                             June 30,       March 31,      June 30,         June 30,       June 30,
(2) Other Revenue                                              2003           2003           2002             2003           2002
                                                             --------       --------       --------         --------       --------
Fees and other income                                        $  134.6       $  144.7       $  144.4         $  279.3       $  305.3
Factoring commissions                                            44.8           46.9           42.0             91.7           79.5
Gains on securitization                                          33.8           30.7           57.1             64.5           91.8
Gains on sales of leasing equipment                              16.5           17.6            4.0             34.1            8.3
Losses on venture capital investments                           (12.1)          (4.4)          (1.4)           (16.5)          (6.7)
                                                             --------       --------       --------         --------       --------
Total other revenue                                          $  217.6       $  235.5       $  246.1         $  453.1       $  478.2
                                                             ========       ========       ========         ========       ========

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales.

                                                             June 30,       March 31,      June 30,         June 30,       June 30,
(3) Net income (loss) by segment                               2003           2003           2002             2003           2002
                                                             --------       --------       --------         --------       --------
Specialty Finance                                            $   63.0       $   52.2       $   83.8         $  115.2      $   183.8
Equipment Finance                                                 7.9           10.7           31.7             18.6           72.1
Capital Finance                                                   9.1            7.7           22.8             16.8           45.0
Commercial Finance                                               55.6           54.1           46.0            109.7           92.2
Structured Finance                                               14.7           12.2           15.3             26.9           31.7
                                                             --------       --------      ---------         --------      ---------
     Total Segments                                             150.3          136.9          199.6            287.2          424.8
Corporate, including certain charges                            (13.4)          (9.9)      (2,597.4)           (23.3)      (7,442.3)
                                                             --------       --------      ---------         --------      ---------
     Total                                                   $  136.9       $  127.0      $(2,397.8)        $  263.9      $(7,017.5)
                                                             ========       ========      =========         ========      =========

                         CIT GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                       June 30,     December 31,
                                                         2003          2002
                                                       ------------------------
                                                      (unaudited)
ASSETS
Financing and leasing assets:
   Finance receivables                                 $28,413.6      $27,621.3
   Reserve for credit losses                              (754.9)        (760.8)
                                                       ------------------------
   Net finance receivables                              27,658.7       26,860.5
   Operating lease equipment, net                        7,560.0        6,704.6
   Finance receivables held for sale                     1,210.0        1,213.4
Cash and cash equivalents                                1,423.3        2,036.6
Goodwill                                                   389.8          384.4
Other assets (1)                                         4,942.9        4,732.9
                                                       ------------------------
Total Assets                                           $43,184.7      $41,932.4
                                                       ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                    $ 4,576.7      $ 4,974.6
   Variable-rate bank credit facilities                       --        2,118.0
   Variable-rate senior notes                            6,637.3        4,906.9
   Fixed-rate senior notes                              21,216.8       19,681.8
                                                       ------------------------
Total debt                                              32,430.8       31,681.3
Credit balances of factoring clients                     2,471.6        2,270.0
Accrued liabilities and payables                         2,968.3        2,853.2
                                                       ------------------------
Total Liabilities                                       37,870.7       36,804.5
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely debentures of
  the Company                                              256.4          257.2
Stockholders' Equity:
   Common stock                                              2.1            2.1
   Paid-in capital                                      10,677.8       10,676.2
   Accumulated deficit                                  (5,393.8)      (5,606.9)
   Accumulated other comprehensive loss                   (228.5)        (200.7)
                                                       ------------------------
Total Stockholders' Equity                               5,057.6        4,870.7
                                                       ------------------------
Total Liabilities and Stockholders' Equity             $43,184.7      $41,932.4
                                                       ========================

(1) Other Assets primarily include the following at June 30, 2003: $1.4 billion of securitization assets, $0.9 billion of accrued interest and receivables from derivative counterparties, $0.8 billion of investments and receivables from joint ventures and non-consolidated subsidiaries, $0.3 billion of deposits on flight equipment, $0.3 billion of equity investments, $0.1 billion of repossessed and off-lease equipment, $0.1 billion of prepaid expenses, and $0.1 billion of investments in aerospace securities. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                               June 30,    March 31,   June 30,
                                                 2003        2003        2002
                                               ---------   ---------   ---------
Specialty Finance Segment
  Commercial
    Finance receivables (1)                    $ 6,975.4   $ 7,201.5   $ 6,154.7
    Operating lease equipment, net               1,171.2     1,227.6     1,546.9
    Finance receivables held for sale              622.6       899.6       216.9
                                               ---------   ---------   ---------
      Owned assets                               8,769.2     9,328.7     7,918.5
    Finance receivables securitized and
      managed by CIT                             3,473.9     3,191.7     4,145.9
                                               ---------   ---------   ---------
      Managed assets                            12,243.1    12,520.4    12,064.4
                                               ---------   ---------   ---------
  Consumer
    Finance receivables - home equity            1,502.1     1,391.3       856.0
    Finance receivables - other                    934.5       995.8       838.7
    Finance receivables held for sale              395.0       210.0       396.5
                                               ---------   ---------   ---------
      Owned assets                               2,831.6     2,597.1     2,091.2
    Home equity finance receivables
      securitized and managed by CIT             2,276.7     2,358.6     2,035.9
    Other finance receivables securitized
      and managed by CIT                           786.0       860.2     1,127.9
                                               ---------   ---------   ---------
      Managed assets                             5,894.3     5,815.9     5,255.0
                                               ---------   ---------   ---------

Equipment Finance Segment
    Finance receivables (1)                      6,014.6     6,237.4     7,770.8
    Operating lease equipment, net                 504.0       527.4       818.6
    Finance receivables held for sale              192.4       163.4       117.4
                                               ---------   ---------   ---------
      Owned assets                               6,711.0     6,928.2     8,706.8
    Finance receivables securitized and
      managed by CIT                             3,819.9     3,977.2     4,658.2
                                               ---------   ---------   ---------
      Managed assets                            10,530.9    10,905.4    13,365.0
                                               ---------   ---------   ---------

Capital Finance Segment
    Finance receivables                          1,185.2     1,223.7     1,530.2
    Operating lease equipment, net               5,783.2     4,973.0     4,262.4
    Finance receivables held for sale                 --          --          --
                                               ---------   ---------   ---------
      Owned assets                               6,968.4     6,196.7     5,792.6
                                               ---------   ---------   ---------

Commercial Finance Segment
  Commercial Services
    Finance receivables                          4,766.3     4,726.1     4,536.4
  Business Credit
    Finance receivables                          4,147.1     3,956.6     3,644.1
                                               ---------   ---------   ---------
      Owned assets                               8,913.4     8,682.7     8,180.5
                                               ---------   ---------   ---------

Structured Finance Segment
    Finance receivables                          2,888.4     2,922.2     2,594.5
    Operating lease equipment, net                 101.6       103.4        61.8
                                               ---------   ---------   ---------
      Owned assets                               2,990.0     3,025.6     2,656.3
                                               ---------   ---------   ---------

Other - Equity Investments                         325.4       334.3       362.5
                                               ---------   ---------   ---------

Total
    Finance receivables                        $28,413.6   $28,654.6   $27,925.4
    Operating lease equipment, net               7,560.0     6,831.4     6,689.7
    Finance receivables held for sale            1,210.0     1,273.0       730.8
    Equity investments                             325.4       334.3       362.5
                                               ---------   ---------   ---------
      Owned assets                              37,509.0    37,093.3    35,708.4
    Finance receivables securitized and
      managed by CIT                            10,356.5    10,387.7    11,967.9
                                               ---------   ---------   ---------
      Managed assets                           $47,865.5   $47,481.0   $47,676.3
                                               =========   =========   =========

(1) During the March 2003 quarter, certain owned finance receivables totaling $1,078.6 million at March 31, 2003 were transferred from Equipment Finance to Specialty Finance - Commercial, principally representing small business loans and leases. Prior period data has not been restated to conform to present period presentation.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                     For the Quarters Ended
                                                              ---------------------------------------------------------------------
                                                                   June 30, 2003            March 31, 2003        June 30, 2002
                                                                    $          %            $           %           $         %
                                                              ---------------------------------------------------------------------
Net Credit Losses - Owned as a Percentage
of Average Finance Receivables
    Specialty Finance - Commercial(1)                          $   23.9       1.33%     $   31.0       1.73%    $   21.2      1.36%
    Equipment Finance(1)                                           38.6       2.51%         38.1       2.39%        64.9      3.14%
    Capital Finance                                                  --         --           1.8       0.55%          --        --
    Commercial Finance                                             21.3       0.96%         16.6       0.80%        29.0      1.61%
    Structured Finance                                              8.6       1.18%         13.8       1.90%          --        --
                                                               --------                 --------                --------
      Total Commercial                                             92.4       1.40%        101.3       1.55%       115.1      1.78%
    Specialty Finance - Consumer                                   16.0       2.62%         13.0       2.36%        10.9      1.86%
                                                               --------                 --------                --------
    Total                                                      $  108.4       1.51%     $  114.3       1.61%    $  126.0      1.79%
                                                               ========                 ========                ========
                                                                          For the Six Months Ended
                                                               ---------------------------------------------
                                                                   June 30, 2003            June 30, 2002
                                                                   $           %            $            %
                                                               ---------------------------------------------
    Specialty Finance - Commercial(1)                          $   54.9       1.53%     $   40.8       1.31%
    Equipment Finance(1)                                           76.7       2.45%        126.0       2.82%
    Capital Finance                                                 1.8       0.29%           --         --
    Commercial Finance                                             37.9       0.88%         49.2       1.40%
    Structured Finance                                             22.4       1.54%          0.1       0.01%
                                                               --------                 --------
      Total Commercial                                            193.7       1.48%        216.1       1.65%
    Specialty Finance - Consumer                                   29.0       2.53%         22.3       1.83%
                                                               --------                 --------
    Total                                                      $  222.7       1.56%     $  238.4       1.66%
                                                               ========                 ========

                                                                   June 30, 2003            March 31, 2003        June 30, 2002
                                                                    $          %            $           %           $         %
                                                              ---------------------------------------------------------------------
Finance Receivables Past Due 60 days or
more - Owned as a Percentage of
Finance Receivables
    Specialty Finance - Commercial(1)                          $  249.6       3.58%     $  264.7       3.68%    $  250.3      4.06%
    Equipment Finance(1)                                          253.0       4.21%        292.5       4.69%       370.5      4.77%
    Capital Finance                                                99.2       8.37%         74.0       6.05%        36.8      2.40%
    Commercial Finance                                            130.5       1.46%        152.8       1.76%       195.3      2.39%
    Structured Finance                                             65.7       2.27%         55.2       1.89%        44.9      1.73%
                                                               --------                 --------                --------
      Total Commercial                                            798.0       3.07%        839.2       3.19%       897.8      3.42%
    Specialty Finance - Consumer                                  128.1       5.26%        132.0       5.53%       132.4      7.81%
                                                               --------                 --------                --------
    Total                                                      $  926.1       3.26%     $  971.2       3.39%    $1,030.2      3.69%
                                                               ========                 ========                ========
Non-performing Assets - Owned as a
Percentage of Finance Receivables(2)
    Specialty Finance - Commercial(1)                          $  140.0       2.01%     $  160.4       2.23%    $  125.7      2.04%
    Equipment Finance(1)                                          337.8       5.62%        338.5       5.43%       484.5      6.23%
    Capital Finance                                                83.1       7.01%         86.9       7.10%        25.5      1.67%
    Commercial Finance                                            107.4       1.20%        128.0       1.47%       143.2      1.75%
    Structured Finance                                            133.9       4.64%        143.4       4.91%       128.3      4.95%
                                                               --------                 --------                --------
      Total Commercial                                            802.2       3.09%        857.2       3.26%       907.2      3.46%
    Specialty Finance - Consumer                                  139.0       5.70%        149.2       6.25%       145.4      8.58%
                                                               --------                 --------                --------
    Total                                                      $  941.2       3.31%     $1,006.4       3.51%    $1,052.6      3.77%
                                                               ========                 ========                ========
Finance Receivables Past Due 60 days or more -
Managed as a Percentage of Managed Financial
Assets(3)
    Specialty Finance - Commercial(1)                          $  318.5       2.88%     $  343.0       3.04%    $  331.7      3.15%
    Equipment Finance(1)                                          395.5       3.94%        466.7       4.50%       680.6      5.42%
    Capital Finance                                                99.2       8.37%         74.0       6.05%        36.8      2.40%
    Commercial Finance                                            130.5       1.46%        152.8       1.76%       195.3      2.39%
    Structured Finance                                             65.7       2.27%         55.2       1.89%        44.9      1.73%
                                                               --------                 --------                --------
      Total Commercial                                          1,009.4       2.96%      1,091.7       3.16%     1,289.3      3.65%
    Specialty Finance - Consumer                                  268.4       4.55%        269.6       4.64%       230.8      4.39%
                                                               --------                 --------                --------
    Total                                                      $1,277.8       3.20%     $1,361.3       3.38%    $1,520.1      3.74%
                                                               ========                 ========                ========

Reserve for Credit Losses
    Reserve for credit losses as a percentage                  $  754.9       2.66%     $  757.0       2.64%    $  808.9      2.90%
    of finance receivables
    Reserve for credit losses as a percentage                                 81.5%                    77.9%                  78.5%
    of finance receivables past due 60
    days or more

(1) During the quarter ended March 31, 2003, certain portfolios were transferred from Equipment Finance to Specialty Finance - Commercial. Charge-offs for the quarter ending June 30, 2003 relating to these portfolios totaled approximately $7 million. At June 30, 2003 approximately $74 million past due 60+ accounts (both owned and managed) and $72 million non-performing accounts related to the transferred portfolios, versus $61 million and $61 million at June 30, 2002, respectively. Prior period balances have not been restated to conform to present period presentation.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)

Selected Data                                                          For the Three Months Ended          For the Six Months Ended
                                                                 -------------------------------------     ------------------------
                                                                   June 30,      March 31,     June 30,     June 30,     June 30,
Profitability                                                        2003          2003          2002         2003         2002
                                                                 -------------------------------------     ------------------------
  Net finance margin as percentage of AEA                             3.80%         3.63%         4.11%         3.71%         4.58%
  Net finance margin after provision as percentage of AEA             2.67%         2.44%        (0.02)%        2.55%         1.43%
  Salaries & general operating expenses as percentage of AMA(1)       1.99%         2.08%         2.02%         2.03%         1.97%
  Efficiency ratio                                                    40.8%         42.5%         38.3%         41.7%         35.7%
  Return on tangible stockholders' equity                             11.6%         11.0%       (191.3)%        11.3%       (307.8)%
  Return on AMA(1)                                                    1.20%         1.13%        (17.4)%        1.16%        (27.3)%
  Return on AEA (by segment)
    Specialty Finance                                                 2.07%         1.75%         3.12%         1.91%         3.22%
    Equipment Finance                                                 0.46%         0.60%         1.35%         0.53%         1.44%
    Capital Finance                                                   0.54%         0.50%         1.59%         0.52%         1.63%
    Commercial Finance                                                3.44%         3.58%         3.20%         3.50%         3.57%
    Structured Finance                                                1.95%         1.63%         2.31%         1.79%         2.43%
         Total Segments                                               1.70%         1.60%         2.33%         1.65%         2.45%
    Corporate, including certain charges                             (0.17)%       (0.13)%      (25.33)%       (0.15)%      (38.65)%
         Total                                                        1.53%         1.47%       (23.00)%        1.50%       (36.21)%

Securitization Volume(2)
  Specialty Finance - Commercial                                 $ 1,201.0     $   409.3     $   782.4     $ 1,610.3     $ 1,455.6
  Equipment Finance                                                  329.4         461.0       1,170.4         790.4       1,534.5
  Specialty Finance - Consumer                                       122.1         367.1         785.9         489.2       2,474.5
                                                                 -------------------------------------     -----------------------
  Total                                                          $ 1,652.5     $ 1,237.4     $ 2,738.7     $ 2,889.9     $ 5,464.6
                                                                 =====================================     =======================

Average Assets
  Average Finance Receivables (AFR)                              $28,766.5     $28,328.8     $28,157.7     $28,505.9     $28,695.6
  Average Earning Assets (AEA)                                    35,700.0      34,600.6      34,670.1      35,194.8      35,069.7
  Average Managed Assets (AMA)(1)                                 45,764.8      44,967.8      45,734.3      45,385.8      46,483.3
  Average Operating Leases (AOL)                                   7,304.2       6,712.6       6,657.1       7,033.7       6,600.4

  Note: These averages are based on an ending four month average.

                                          At June 30,  At March 31,  At June 30,
                                             2003          2003         2002
                                          -------------------------------------
Capital & Leverage(3),(4)
  Tangible stockholders' equity to
    managed assets                          10.53%        10.42%       9.25%
  Debt (net of overnight deposits)
    to tangible stockholders' equity(5)      6.28x         6.29x       7.07x
  Tangible book value per share
    (for the quarter ended)                $22.55        $22.14          --

Note: The above data for all relevant periods shown reflects the activity for CIT only and excludes the consolidating TCH expenses.

(1) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(2) Quarter ended June 30, 2002 excludes trade receivables securitization activity due to the short-term nature of the receivables and facilities.

(3)   Tangible stockholders' equity excludes goodwill.

(4) Tangible stockholders' equity (excludes the impact of accounting changes for derivative financial instruments and unrealized gains) includes Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company ("Preferred Capital Securities").

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

Owned Portfolio Information                   June 30,    March 31,    June 30,
                                                2003         2003        2002
                                              ----------------------------------
Liquidating Portfolios:
  Balance                                     $1,085.4     $1,282.2     $1,727.8
  Non-performing accounts                     $  143.1     $  142.9     $  176.4
  Past due 60+ days                           $  124.7     $  149.6     $  151.7

Telecommunications(6):
  Financing and leasing assets                $  647.9     $  678.7     $  725.7
  Number of accounts                                53           53           56
  Largest customer account balance            $   33.4     $   33.4     $   34.1
  Non-performing accounts                     $   94.2     $   85.5     $  111.9
  Number of accounts                                10            9            9
  Past due 60+ days                           $   42.3     $   35.5     $   25.2
  CLEC exposure                               $  224.3     $  238.0     $  288.3

Equity and Venture Capital
 Investments:
  Total investment balance                    $  325.4     $  334.3     $  362.5
  Direct investments                          $  169.1     $  179.6     $  202.0
  Number of companies                               49           57           60
  Private equity funds                        $  156.3     $  154.7     $  160.5
  Number of funds                                   52           52           52
  Remaining fund commitments                  $  144.3     $  153.7     $  191.4

(6) Telecommunication portfolio data consists of lending and leasing directly to the telecommunication sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:                    June 30,   March 31,  December 31,
Financing and leasing assets                    2003        2003       2002
                                              --------   ---------  ------------
  Commercial                                  $4,479.2    $4,179.7    $4,072.8
  Regional                                    $  316.9    $  309.1    $  344.0
Investment in aerospace assets (EETC's)
 including accrued interest                   $  104.2    $   90.4    $   98.5
Number of planes:
  Commercial                                       203         195         194
  Regional                                         122         115         117

                                                 June 30, 2003                  March 31, 2003                December 31, 2002
                                           -------------------------      --------------------------     --------------------------
Commercial Aerospace Portfolio:
By Region:                                 Net Investment     Number      Net Investment      Number     Net Investment      Number
                                           --------------     ------      --------------      ------     --------------      ------
  Europe                                      $1,930.9           62          $1,537.4           51          $1,506.5           51
  North America (1)                            1,060.9           76           1,110.1           78           1,042.2           75
  Asia Pacific                                   879.5           36             886.5           36             853.6           35
  Latin America                                  536.2           25             572.5           26             595.9           29
  Africa / Middle East                            71.7            4              73.2            4              74.6            4
                                              --------          ---          --------          ---          --------          ---
  Total                                       $4,479.2          203          $4,179.7          195          $4,072.8          194
                                              ========          ===          ========          ===          ========          ===

By Manufacturer:                           Net Investment     Number      Net Investment      Number     Net Investment      Number
                                           --------------     ------      --------------      ------     --------------      ------
  Boeing                                      $2,607.9          140          $2,514.2          138          $2,388.1          135
  Airbus                                       1,847.5           48           1,640.8           42           1,647.9           42
  Other                                           23.8           15              24.7           15              36.8           17
                                              --------          ---          --------          ---          --------          ---
  Total                                       $4,479.2          203          $4,179.7          195          $4,072.8          194
                                              ========          ===          ========          ===          ========          ===

By Body Type (2):                          Net Investment     Number      Net Investment      Number     Net Investment      Number
                                           --------------     ------      --------------      ------     --------------      ------
  Narrow body                                 $3,218.7          152          $2,909.8          144          $2,799.4          142
  Intermediate                                   865.4           18             871.6           18             859.2           17
  Wide body                                      371.3           18             373.6           18             377.4           18
  Other                                           23.8           15              24.7           15              36.8           17
                                              --------          ---          --------          ---          --------          ---
  Total                                       $4,479.2          203          $4,179.7          195          $4,072.8          194
                                              ========          ===          ========          ===          ========          ===

Largest customer net investment               $  292.5                       $  242.6                       $  193.0
Number of accounts                                  83                             74                             78
Weighted average age of fleet (years)                7                              7                              7


New Aircraft Delivery Order Book
 (dollars in billions)                         Amount          Number         Amount          Number         Amount          Number
                                               ------          ------         ------          ------         ------          ------
For the Years Ending December 31,
    2003 (Remaining 2003)                     $    0.3            8          $    0.7           17          $    0.8           19
    2004                                           0.8           16               0.8           17               1.0           22
    2005                                           1.2           27               1.3           27               1.3           27
    2006                                           0.8           14               0.7           13               0.6           10
    2007                                           0.1            1               0.1            1               0.1            1
                                              --------          ---          --------          ---          --------          ---
    Total                                     $    3.2           66          $    3.6           75          $    3.8           79
                                              ========          ===          ========          ===          ========          ===

The order amounts are based on current appraised values in 2002 base dollars and exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At June 30, 2003, 6 of the 2003 deliveries and 5 of the 2004 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $871.6 million (70 aircraft) and $189.3 million (6 aircraft) at June 30, 2003, $902.0 million (72 aircraft) and $208.1 million (6 aircraft) at March 31, 2003, and $832.7 million (69 aircraft) and $209.5 million (6 aircraft) at December 31, 2002, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.